UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):                   May 4, 2015

DELMARVA POWER & LIGHT COMPANY
(Exact name of registrant as specified in its charter)

Delaware and Virginia	001-01405	51-0084283
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 North Wakefield Drive, 2nd Floor, Newark, DE	19702
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(202) 872-2000

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Delmarva Power & Light Company (the Company) has entered into a Purchase Agreement, dated May 4, 2015 (the Purchase Agreement), with J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Scotia Capital (USA) Inc., as representatives of the several underwriters named therein (collectively, the Representatives), for the offer and sale of $200,000,000 aggregate principal amount of the Company’s First Mortgage Bonds, 4.15% Series due May 15, 2045 (the Bonds), in an underwritten offering registered on a Registration Statement on Form S-3 (Registration No. 333-190917-02), which was filed with the Securities and Exchange Commission on August 30, 2013. The Purchase Agreement is filed herewith as Exhibit 1.1 and the form of Bond is filed herewith as Exhibit 4.1. The Bonds are initially being offered to the public at a price of 99.914% of the principal amount. At the closing of the offering, which is scheduled to occur on May 11, 2015, the Company will realize, after deduction of the underwriting discount of 0.875% of the principal amount and before deduction of offering expenses, net proceeds of approximately $198.1 million.

The Bonds will be issued under the Mortgage and Deed of Trust, dated October 1, 1943, between the Company and The Bank of New York Mellon, as trustee (the Mortgage Trustee), as amended and supplemented from time to time, including pursuant to the One Hundred and Sixteenth Supplemental Indenture, dated as of May 4, 2015 (the Supplemental Indenture), relating to the issuance of the Bonds (the Mortgage). Subject to the exceptions and limitations contained in the Mortgage, the Bonds will be secured, together with all bonds now or hereafter issued, under the Mortgage, by a first lien (subject to the conditions and limitations in the instruments through which the Company claims title to its properties and to excepted encumbrances under the Mortgage) on substantially all of the Company’s real and personal property and franchises. A copy of the Supplemental Indenture is filed herewith as Exhibit 4.2.

The Company may redeem all or any portion of the Bonds at its option, at any time prior to their maturity, at the redemption price described below. The Company will give notice of its intent to redeem the Bonds at least 30 days, but no more than 90 days, prior to the redemption date. If the Company redeems all or any part of the Bonds as described above prior to November 15, 2044, the Company will pay a redemption price equal to the greater of (i) 100% of the principal amount of the Bonds being redeemed; and (ii) a make-whole amount as set forth in the Supplemental Indenture, plus, in each case, accrued and unpaid interest on such Bonds to, but not including, the redemption date. If the Company redeems all or any part of the Bonds on or after November 15, 2044, the Company will pay a redemption price equal to 100% of the principal amount of the Bonds being redeemed plus accrued and unpaid interest thereon.

The Company intends to use $102.5 million of the net proceeds of the offering to repay at maturity $100.0 million aggregate principal amount of its outstanding 5.0% notes due June 1, 2015, plus accrued and unpaid interest thereon. The Company intends to use the remaining net proceeds to repay its outstanding commercial paper and for general corporate purposes.

The legality opinion of Kevin C. Fitzgerald, Executive Vice President and General Counsel of the Company, relating to the issuance of the Bonds, is filed herewith as Exhibit 5.1.

In the ordinary course of business, the underwriters and their respective affiliates have from time to time performed and may in the future perform various financial advisory, commercial banking, asset leasing and investment banking services for the Company and its affiliates, for which they received, or will continue to receive, customary fees or compensation. In addition, affiliates of certain of the several underwriters are lenders under the Company's primary credit facility. Affiliates of certain of the Representatives are dealers and the paying agent under the Company’s commercial paper program.

The underwriters and their respective affiliates may also, in the ordinary course of their various business activities, make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and instruments of the Company or its affiliates. Certain of the underwriters and their affiliates that have a lending relationship with the Company routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to the Company consistent with their customary risk management policies. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or financial instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

The following exhibits are filed herewith:

Exhibit No.	Description of Exhibit

1.1	Purchase Agreement, dated May 4, 2015, among the Company and J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Scotia Capital (USA) Inc., as representatives of the several underwriters named therein

4.1	Form of First Mortgage Bond, 4.15% Series due May 15, 2045 (included in Exhibit 4.2)

4.2	Supplemental Indenture, dated as of May 4, 2015, with respect to the Mortgage and Deed of Trust, dated October 1, 1943

5.1	Opinion of Kevin C. Fitzgerald, Esq.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DELMARVA POWER & LIGHT COMPANY
(Registrant)

Date:	May 5, 2015	/s/ FRED BOYLE
		Name:	Frederick J. Boyle
		Title:	Senior Vice President and Chief Financial Officer

INDEX TO EXHIBITS FILED HEREWITH

Exhibit No.	Description of Exhibit

1.1	Purchase Agreement, dated May 4, 2015, among the Company and J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Scotia Capital (USA) Inc., as representatives of the several underwriters named therein

4.1	Form of First Mortgage Bond, 4.15% Series due May 15, 2045 (included in Exhibit 4.2)

4.2	Supplemental Indenture, dated as of May 4, 2015, with respect to the Mortgage and Deed of Trust, dated October 1, 1943

5.1	Opinion of Kevin C. Fitzgerald, Esq.

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